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                                                                   Exhibit 10.20




                                                               September 4, 2001

Mr. Michael P. Haydock
6460 Fox Path
Chanhassen, MN 55317

Re:  Offer of Employment

Dear Mike:

          On behalf of Cray Inc. (the "Company"), I am very pleased to offer you the position of President and Chief Executive Officer. This letter clarifies and confirms the terms of your employment with the Company. This offer is subject only to your approval, the completion of discussions with members of the Cray Board of Directors and reference checks.

1.  START DATE

          Unless we mutually agree otherwise, you will commence employment with the Company as its President and Chief Executive Officer on October 1, 2001 (the "Start Date").

2.  SALARY

          Your starting salary will be $33,333.33 per month ($400,000 annualized), payable bi-monthly in accordance with the Company's standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your base salary will be reviewed annually by the Board of Directors or its Compensation Committee, and any increases will be effective as of the date determined by the Board or its Compensation Committee.

3.  BONUS

          In addition to your base salary, you will be entitled to a $300,000 signing bonus. The signing bonus will be payable in three installments:
$100,0000 payable within the first 90 days of employment, $100,000 on the first anniversary of the Start Date, and $100,000 on the second anniversary of the Start Date. Payment of this signing bonus is subject to the provisions set forth under Paragraph 7 below.

          You will also be eligible for an annual bonus for achieving certain Personal Business Objectives aligned with the financial performance of Cray Inc. and determined by the Board. Your target bonus will be 60% of your annual salary, up to a maximum of three times your target bonus.

4.  BENEFITS

          Cray provides a variety of benefits including health and dental care, life insurance, a Section 125 Flexible Spending Plan, a 401(k) Plan and an employee stock purchase plan, as well as paid holidays, vacation, and sick leave. You will have four weeks of paid vacation during your first year of employment, and four weeks thereafter. Health care coverage begins with employment. Additional information regarding these benefits will be provided to you when you start employment. Benefits are subject to periodic modification at the Company's discretion.

5.  STOCK OPTIONS

          As we discussed, Cray takes a long-term approach to investment, and its employees are its most important investment. Our compensation structure is weighted towards equity ownership because we believe we will create the most value for the Company and its shareholders over time by having employees think and act like, and therefore be, owners. To this end, and subject to Board of Directors' approval, you will be granted a 10-year option to

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purchase 900,000 shares of Cray Inc. common stock pursuant to our 1999 Stock
Option Plan. This option will be immediately exercisable with respect to 150,000 shares upon your Start Date; another 150,000 shares will vest at the end of the first year of employment and the remaining shares will vest monthly over the following 48 months. The exercise price on your stock option grant will be the per share market value of the Cray common stock on the Start Date. The exercise price and share amounts are subject to adjustment as provided in the Plan. Your options will be documented by delivery to you of a stock option letter agreement specifying the terms and conditions of the option. The first $100,000 of Cray, Inc. stock options issued in any calendar year shall be treated by both Cray and you as Incentive Stock Options. The balance of the stock options in any calendar year shall be treated by both Cray and you as Non-qualified Options.

          Cray agrees to purchase within 90 days of the Start Date 706 shares of IBM common stock, designed as a retention reward by IBM at an agreed to market price of $75,000 and will be paid out as follows: $37,500 on the anniversary of the Start Date in 2003 and $37,500 on the anniversary of the Start Date in 2004. Payout will occur upon termination for any cause.

6.   TERMINATION OF EMPLOYMENT

     Your employment may be terminated at any time by you upon written notice to the Company's Board of Directors or by the Company with or without Cause. For purposes of this Agreement, "Cause" means a termination of employment resulting from a good faith determination by the Board of Directors that:

     a. you have willfully failed or refused in a material respect to follow reasonable policies or directives established by the Board of Directors or the Chairman or willfully failed to attend to material duties or obligations of your office (other than any such failure resulting from your incapacity due to physical or mental illness), which you have failed to correct within a reasonable period following written notice to you; or

     b. there has been an act by you involving wrongful misconduct which has a demonstrably adverse impact on or material damage to the Company or its subsidiaries, or which constitutes a misappropriation of the assets of the Company; or

     c. you have engaged in an unauthorized disclosure of confidential information; or

     d. you, while employed by the Company, have performed services for another company or person which competes with the Company, without the prior written approval of the Chairman of the Company; or

     e.   you have materially breached your obligations hereunder.

          In the event that you are terminated for Cause, you shall be so notified in writing by the Company, citing with specificity the item or items resulting in said termination for Cause. In the event you wish to contest the Company's assertion that any termination was for Cause, you shall within 20 days of such notification by the Company provide written notice to the Company through it's General Counsel or any member of the Board of Directors, that you dispute and contest that any termination was for Cause. If within 10 days after the date of your notice (30 days from the date of original termination notice), you and the Company are unable to resolve any such dispute through discussion, then the matter shall be arbitrated subject to the rules of the American Arbitration Association for commercial disputes. The Arbitration panel may only grant relief as follows:


               a) It may determine that your conduct constituted rising to the level of a termination for Cause as that term is defined in this Paragraph 6; or

               b) It may determine that your conduct did not constitute conduct rising to the level of a termination for Cause as that term is defined in this Paragraph 6, and award damages to you in any amount up to the maximum level of unpaid compensation and benefits as set forth in Paragraph 7 below, as if said termination was without Cause.


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     Each party shall bear their own attorney's fees for such arbitration.

7.   PAYMENTS UPON TERMINATION OF EMPLOYMENT

     The payments to which you will be entitled to receive from the Company and amounts, if any, of the signing bonus that you will be obligated to repay to the Company upon termination of your employment will be as follows:

     a. If before the first anniversary of the Start Date you terminate your employment or if the Company terminates your employment with Cause, the Company will not be obligated to pay you the second installment of the signing bonus.

     b. If before the second anniversary of the Start Date you terminate your employment or if the Company terminates your employment with Cause, the Company will not be obligated to pay you the third installment of the signing bonus.

     c. If you terminate your employment or if the Company terminates your employment with or without Cause, the Company will pay you any accrued and unpaid base salary (subject to normal withholding and other deductions) to the effective date of termination of your employment.

     d. If the Company terminates your employment other than for Cause, death or disability, you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your Base Salary rate, as then in effect, for a period of twenty-four
          (24) months from the date of such termination, to be paid periodically in accordance with the Company's normal payroll policies.

     e. If your employment with the Company terminates for Cause by the Company, then you will only be eligible for severance benefits in accordance with the Company's established severance policies as then in effect.

     f. The Company has a standard retention letter agreement regarding compensation following a Change of Control of the Company, as that term is defined in that letter agreement. A copy of that letter agreement is enclosed. You will be a party to that agreement, effective the Start Date, and to the extent that letter is applicable its terms will supercede the foregoing provisions.

8.   BOARD OF DIRECTORS

     We expect that the Board of Directors will offer you a position on our Board. We understand that your acceptance of the offer of employment in this letter is conditioned upon your election to our Board of Directors at its next meeting.

9.   OTHER DOCUMENTS

     As a condition of employment, all new employees are required to present documentation that confirms their identity and eligibility for employment in the United States. On your first day of employment with Cray, you will be asked to execute an "Employment Eligibility Certification" attesting to such. Your employment is further conditioned on executing our standard Confidentiality Agreement, a copy of which is enclosed.

10.  ADDITIONAL PROVISIONS

     You have disclosed to the Company that while you have no written employment agreement with your current employer, you may be subject to the provisions of a non-compete agreement with your current employer. You have further advised the Company that it is your judgement that your contemplated position with the Company is not in anyway in violation of any covenant or agreement with your current employer. Based on the foregoing, the Company agrees to reimburse to you any legal or other costs you may incur in defending any claims by your current employer that you have violated any covenant or agreement with your current employer, up to the amount of $100,000.


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     If you accept this offer, the terms described in this letter will be the terms of your employment, and this letter supersedes any previous discussions or offers. Any additions or modifications of these terms would have to be in writing and signed by you and an officer of the Company.

     This offer and all terms of employment stated in this letter will expire if you have not returned a signed copy to me on or prior to September 15, 2001.

     We are very excited about the possibility of your joining us. I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter.



                                            Sincerely,




                                            James E. Rottsolk
                                            Chairman and Chief Executive Officer


ACCEPTANCE

I accept employment with Cray Inc. under the terms set forth in this letter.



Michael P. Haydock

September     , 2001


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